Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
     This Separation Agreement and Release of All Claims, dated as of November 21, 2006, is entered into between AMB Property Corporation, its affiliates and subsidiaries (collectively, “Company”) and Michael A. Coke (“Executive”). The purpose of this Agreement is to arrange a termination of Executive’s employment with Company on a basis that is satisfactory both to Company and to Executive. For purposes of this Agreement, the term “Termination Date” shall mean the earlier of (i) July 20, 2007 or (ii) a date, which will be mutually agreed by Company and Executive, upon which Executive’s responsibilities have been transitioned effectively to his successor.
     1.     Company and Executive agree that Executive will continue as a full-time employee through the later of (i) May 1, 2007 or (ii) the date upon which Executive’s successor is appointed (the “Part-Time Date”); provided, however, that such date shall be no later than July 20, 2007. During the period beginning on the date of this Agreement and ending on the Part-Time Date, Executive shall remain the Chief Financial Officer and an Executive Vice President of Company and Executive shall continue to provide those services and perform those duties that he did immediately prior to the date of this Agreement and that are consistent with his current position.
     Effective as of the Part-Time Date, Executive will resign his positions as the Chief Financial Officer and an Executive Vice President of AMB Property Corporation and as an officer and/or director of any affiliates or subsidiaries thereof. The resignation by Executive of his officer title and responsibilities shall not affect any benefits or entitlements due Executive under this Agreement. During the period beginning on the Part-Time Date and ending on the Termination Date, Executive shall remain an employee of Company but he shall provide only those services requested from time to time by his successor and by the Chairman and CEO of

AMB Property Corporation. Effective as of the Termination Date, Executive’s employment with the Company will end as a result of his resignation from Company. The resignation by Executive of his employment shall not affect any benefits or entitlements due Executive under this Agreement.
     2.     During the period beginning on the date of this Agreement and ending on the Part-Time Date, Executive will be paid his current rate of pay as if he were a full-time employee for the entire period. During the period beginning on the Part-Time Date and ending on the Termination Date, Executive will be paid his current rate of pay prorated based upon actual hours worked. On the Termination Date, the Company will pay Executive all accrued and unpaid salary, and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether or not he signs this Agreement.
     3.     Both Executive and Company are entering into this Agreement as a way of concluding the employment relationship between them and of settling voluntarily any dispute or potential dispute that Executive has or might have with Company as of the date this Agreement is signed.
     4.     In return for Executive agreeing to this Agreement, Company agrees to provide Executive the following, subject to paragraph 11 of this Agreement.
            (a)     Salary. Subject to paragraph 2 of this Agreement, Company will continue to pay Executive’s base salary through the Termination Date.
            (b)     2006 Bonus. Company will pay to Executive in cash, less all applicable deductions, his 2006 bonus in accordance with Company’s current compensation policies. Company will pay Executive this bonus at the same time Company pays other employees their bonuses with respect to 2006 performance.

            (c)     2007 Long Term Incentive Award. Company will pay to Executive his 2007 long term incentive award in cash, less all applicable deductions, in accordance with Company’s current compensation policies. Company will pay Executive this long term incentive award at the same time Company pays other employees their bonuses with respect to 2006 performance.
            (d)     2007 Bonus and 2008 Long Term Incentive Award. Company will pay to Executive in cash, less all applicable deductions, a prorated target 2007 bonus and a prorated target 2008 long term incentive award, based on full-time employment for the period beginning on January 1, 2007 and ending on the Part-Time Date and based on the actual number of hours worked for the period beginning on the Part-Time Date and ending on the Termination Date, but otherwise in accordance with Company’s current compensation policies. Company will pay Executive this bonus and long-term incentive grant in a lump sum on the Termination Date.
            (e)     Benefits. Executive is entitled to continued health coverage under COBRA continuation coverage. Executive is responsible for the premiums for any elected COBRA coverage beginning the Termination Date. Company will pay Executive’s cost of that coverage through the Termination Date. Executive will be entitled to no other employment benefits after the Termination Date.
            (f)     Restricted Stock / Stock Options. Any grants of restricted stock and stock options shall continue to vest in the normal course from the date of this Agreement to the Termination Date.
            (g)     Unvested Restricted Stock / Stock Options. On the Termination Date, Executive shall be entitled to the:
•	Vesting of all shares of restricted stock that are scheduled to vest on January 1, 2008 (12,930 shares). After the Termination Date, such shares shall be freely transferable.

•	Vesting of 2,386 shares of restricted stock from grant number 1666. After the Termination Date, such shares shall be freely transferable.
•	Vesting of all stock option grants that are scheduled to vest on January 1, 2008 (9,816 shares subject to stock options). After the Termination Date, such options shall be immediately exercisable for a period of up to three months from the date such stock options were granted.
     5.     For a period of one (1) year after the Part-Time Date, Executive shall not, without the prior written consent of Company, become employed by, or retained as a consultant of, or provide services for compensation of any kind in any capacity, to any Competitive Entity (as hereafter defined). As used herein, the term “Competitive Entity” shall mean a public or private business that focuses primarily on the ownership, development or operation of distribution, warehouse, air cargo or logistic-oriented properties.
     6.      For a period of two (2) years after the Part-Time Date, Executive shall not, without the prior written consent of Company, directly or indirectly, solicit any person who is or was employed by Company as of the Part-Time Date. Notwithstanding the foregoing, (i) Executive shall not be considered to have violated this paragraph 6 if a subsequent employer of Executive engages in any activity prohibited by this paragraph 6 without Executive’s participation, and (ii) Executive shall not be prohibited from engaging in an activity otherwise prohibited by this paragraph with respect to any employee whose employment with Company has been terminated prior to Executive engaging in such activity.
     7.      Except in connection with any proceedings between Executive and Company pursuant to paragraph 18 of this Agreement, Executive agrees that he will not make any disparaging comments concerning Company or its operations, or his employment with and/or departure from Company to any individual or entity. Except in connection with any proceedings between Executive and Company pursuant to paragraph 18 of this Agreement, Company agrees that neither it nor any of its executive officers or directors will make, and Company agrees that it shall use its reasonable efforts to prevent all of its other officers and employees from making, directly or through inference, orally or in writing, any disparaging comments concerning Executive or his employment with and/or departure from Company to any individual or entity.
     8.     In return for the foregoing payments and benefits set forth in paragraph 4, but without in any manner impairing Executive’s right to seek indemnification from Company as described in paragraph 22 of this Agreement, Executive, for himself and his spouse, heirs, executors, representatives and assigns, forever releases Company and Company’s officers, directors, managers, employees, agents and representatives from any and all claims, actions, and causes of action which Employee has or might have concerning his employment with Company or the termination of employment, up to the date of the signing of this Agreement (excluding obligations arising under this Agreement). All such claims are forever barred by this Agreement and without regard as to whether those claims are based upon any alleged breach of contract or covenant of good faith and fair dealing; any alleged employment discrimination or other unlawful discriminatory acts, including claims under Title VII, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the California Labor Code, the Family and Medical Leave Act, the Employee Retirement Income Security Act and the Age Discrimination in Employment Act; any alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages; or any other claim or cause of action as of the date of the signing of this Agreement (with the sole exclusions to any claims for vested ERISA benefits, workers’ compensation claims and any claims for unemployment insurance). Nothing in this Agreement shall prohibit Executive from filing a charge, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.

     9.     Executive agrees that the payments and benefits set forth in paragraph 4 shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damages, costs or attorneys fees in connection with the matters encompassed by this Agreement.
     10.   Executive acknowledges that California Civil Code Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     Being fully informed of this provision of the California Civil Code, Executive waives any rights under such code section, and acknowledges that this Agreement extends to all claims that Executive has or might have against Company, whether known or unknown.
     11.   Executive understands that:
(a)	He has a reasonable period of time in which to consider signing this Agreement;
(b)	He has carefully read and fully understands all of the terms of this Agreement;
(c)	He is, through this Agreement, releasing Company from any and all claims he may have against it as of the date of the signing of this Agreement (excluding matters to which Executive may be entitled to seek indemnification in accordance with paragraph 22);
(d)	He knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(e)	He knowingly and voluntarily intends to be legally bound by this Agreement; and
(f)	He was advised and hereby is advised in writing to consult with an attorney of his choice prior to signing this Agreement.

     12.   This Agreement is in full satisfaction of disputed claims and by entering into this Agreement, Company is in no way admitting liability of any sort. This Agreement, therefore, does not constitute an admission of liability of any kind.
     13.    Executive has had access to non-public confidential, proprietary and/or trade secret information relating to Company’s business which was acquired or disclosed to Executive during the course of his employment with Company (“Confidential Information”). Such Confidential Information may include, but is not limited to, business strategies, financial reports, litigation matters, computer programs and software, customer information, business plans and operations, and other information and records which are owned by Company and are regularly used in the operation of its business. Prior to and at all times after the Termination Date, Executive shall not, directly or indirectly, disclose or make available to any third party any Confidential Information, except to the extent required by law or necessary for legitimate law enforcement or compliance purposes. In such a situation, Executive shall promptly notify Company in writing of his intended disclosure(s), and will not disclose such Confidential Information until Company has had a reasonable amount of time to prevent such disclosure(s). “Confidential Information” does not include any information that (a) is or becomes generally available to the public other than as a result of disclosure or actions by any party hereto in violation of this Agreement, (b) is or becomes available to any party hereto on a non-confidential basis from a source (other than any other party hereto) which such party reasonably believes is not prohibited from disclosing such information to such party by a contractual legal or fiduciary obligation to such other party hereto or (c) was in such party’s possession prior to the date of this Agreement and was obtained on a non-confidential basis from a source (other than any other party hereto) that such party reasonably believes was not prohibited by a contractual, legal or fiduciary obligation to such other party hereto from disclosing such information to such party. Notwithstanding the above, Executive is not prohibited from using information which is generally known and used in the real estate industry by persons with training and experience comparable to Executive, which is common knowledge in the real estate industry or otherwise legally in the public domain.
     14.   Should any provision of this Agreement be determined by any court or arbitrator to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of the terms or conditions of this Agreement.
     15.   The parties agree that this Agreement contains their complete and final agreement and that there are no representations, statements, or agreements which have not been included within this Agreement. Effective as of the Termination Date, this Agreement supersedes in its entirety that certain Amended and Restated Change in Control and Noncompetition Agreement entered into between Company and Executive dated as of October 10, 2006.
     16.   The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement.
     17.   This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors and assigns. Executive expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.
     18.   The parties agree that any dispute regarding the application and interpretation or alleged breach of this Agreement shall be subject to final and binding arbitration before a neutral arbitrator referred by the Judicial Arbitration and Mediation Service (“JAMS”). That arbitrator shall be selected by the parties from the list of proposed arbitrators referred by JAMS. The arbitrator shall have the right, but not the obligation, to grant costs and attorneys fees to the losing party to the arbitration.
     19.   This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective binding agreement on the part of each of the undersigned. For purposes of promoting timely compliance under this Agreement, facsimile transmission of executed documents shall be deemed sufficient evidence of execution to warrant commensurate performance. The fully executed original(s) shall nevertheless be delivered by mail or by hand.
     20.   California law shall govern the validity and interpretation of this Agreement.
     21.   For purposes of this Agreement, the parties warrant that they respectively have the authority to sign this Agreement on behalf of Executive and Company. Executive has signed this Agreement in San Francisco, California.
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     22.   To the fullest extent permitted under applicable law, Company shall indemnify, defend and hold harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or relating to Executive discharging his duties on behalf of Company and/or its respective subsidiaries and affiliates, so long as Executive acted in good faith within the course and scope of his duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification. Nothing contained in this Agreement shall impair or affect any of Executive’s rights to indemnification afforded or provided to Executive under Company’s organizational documents, or by law or otherwise, including, without limitation California Labor Code Section 2802, or otherwise, relating in any manner to matters arising out of or relating to Executive’s employment with Company or Executive discharging his duties on behalf of Company, the parties expressly acknowledging and agreeing that all such rights shall survive both execution of this Agreement and the Termination Date.

Date:November 21, 2006	/s/ Michael A. Coke
MICHAEL A. COKE

Date:November 21, 2006,	AMB PROPERTY CORPORATION
	By:	/s/ Nancy J. Hemmenway
Nancy J. Hemmenway
SVP

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